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                                                                   EXHIBIT 10-u

                           [ADVANTA CORP. LETTERHEAD]



January 15, 1996


William A. Rosoff
721 Bryn Mawr Ave.
Penn Valley, PA  19072

Dear Bill:

         This letter, when signed by you and us, shall confirm and constitute the agreement between you and Advanta Corp. ("we", "us" or the "Company") as follows:

         1. We hereby engage you and you hereby accept such engagement to render services to us in accordance with the terms of this letter.

         2. You shall have such responsibilities and authority as you and we mutually determine. Currently, we would expect that in addition to contributing to our current lines of business, you will (i) help us set and implement strategic policy; and (ii) oversee Legal Department and legal activities. Obviously, we may mutually agree to different and/or additional responsibilities in the future.

         3. You will be accorded the title of Vice Chairman of the Company, and will serve as a member of the Office of the Chairman.

         4. You shall be elected by the Board to be a member of the Board until the 1997 Annual Meeting and the Board shall nominate you to be elected by the shareholders for a three year term as director at the Company's 1997 Annual Meeting. We shall at all times maintain officers' and directors' liability insurance in an amount not less than $5 million.

         5. You shall receive a base salary ("Base Salary") of Four Hundred Seventy-Five Thousand Dollars ($475,000) per twelve (12) month period, which shall be payable in accordance with our customary payroll policies. The Board shall review and consider increasing your Base Salary at least once annually. It is specifically agreed that at no time will your Base Salary be less than Four Hundred Seventy Five Thousand Dollars ($475,000).

         6. During 1996, you shall receive a supplemental guaranteed cash bonus, payable bi-weekly at the same time as your base salary is payable, at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per twelve
(12) month period.   Each year after 1996, the Board of Directors will consider paying you a supplemental annual cash bonus, and will determine in its own discretion whether to do so for that year; provided, however, that the combination of your annual Base Salary and the supplemental annual cash bonus applicable to each year will, in no event, be less than Seven Hundred Fifty Thousand Dollars ($750,000) and the supplemental cash bonus shall be payable at the same time and in the
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same proportions as your Base Salary is payable.

         7. By signing this letter, you acknowledge that on December 29, 1995, you were paid a one-time bonus of Nine Hundred Fifty Thousand ($950,000) Dollars.

         8. We hereby grant and convey to you one hundred thousand (100,000) shares of Class B restricted stock (the "Grant Shares"). The Grant Shares shall vest (i.e., become free of restrictions) at the rate of twenty-five thousand (25,000) shares on each of the first four anniversaries of the date of this letter. You will receive non-preferential cash dividends (so long as the Company is paying dividends on Class B Shares) on all of the Grant Shares both before and after they vest. While any Grant Shares remain restricted, the restricted Grant Shares (as well as any securities received as a dividend or distribution with respect to such restricted Grant Shares) may not be sold, transferred, pledged or hypothecated by you (other than to a family member or family trust to facilitate your estate planning goals, in which case such restrictions will apply to the Grant Shares held by such family member or family trust). While Grant Shares remain restricted, the stock certificates for such shares shall be held by the Company, and copies thereof shall be delivered to you (as is our practice with respect to all restricted shares under the AMIP bonus plan). Such restricted shares shall bear a restrictive legend indicating that they are subject to the restrictions described above and, in certain circumstances (as more fully set forth below) to forfeiture and return to the Company without the payment to you of any consideration therefor. As Grant Shares vest, certificates for the vested shares (and for any securities received as a dividend or distribution with respect thereto), free of the restrictive legend described in the preceding sentences shall be delivered to you. All of the Grant Shares shall vest immediately and entirely upon the occurrence of any of the following events:
(i) change of control of the Company (as such is defined in the Stock Option Agreement attached hereto as Exhibit A); (ii) upon your death, disability, retirement or departure from the Company except for a voluntary departure by you (not solicited by us) to seek or engage in other employment; or (iii) upon our termination of your employment for any reason other than "proper cause" as defined below. In the event you voluntarily depart from the Company (without our solicitation to do so) to seek or engage in other employment, or we terminate your employment for "proper cause", any Grant Shares which have not at that time already vested shall be forfeited by you and returned to the Company without payment of any consideration. Except as indicated by the preceding sentence, it is specifically understood that the Grant Shares shall vest without regard to your personal performance or the performance of the Company during the term of your services.

         9. You will execute an 83(b) election to pay ordinary income tax on the Grant Shares, only if requested to do so by the Company and if the Company so requests, the Company will file such election on your behalf with the Internal Revenue Service within 30 days of the date of the award. The Company will make a loan or loans to you equal to the federal, state and local taxes based on income or wages due (with respect to years prior to 2000) on the Grant Shares and any other payments made to you under this paragraph at such time or times as the income subject to tax is recognized by you for such tax purposes, with the principal amount of the loan(s) being remitted by the Company to the Internal Revenue





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
Service and other taxing authorities to cover the taxes due. All such loans will be non-interest bearing and you will not bear any tax liability resulting from any tax costs attributable to the imputation of interest for tax purposes. The loan(s) will only be repayable as set forth below. If additional taxes are determined to be due for a particular period after an initial decision as to the amount of the taxes owed is made, an additional loan or loans shall be made to you, on the foregoing terms to fund such taxes, any interest or penalty on such taxes, and on any taxes due on payments made pursuant to this sentence. On January 15, 2000, the fair market value of the Grant Shares will be determined. We will assume that the 100,000 Grant Shares
are sold at the fair market value on that date and that you recognize   the
income for tax purposes that would be recognized as a result of such a sale.
To the extent that the after tax proceeds from the assumed sale of the Grant Shares exceeds Four Million Dollars ($4,000,000), you will repay the outstanding loan balances, up to the full amount of principal within ninety
(90) days. To the extent that the after tax proceeds from the assumed sale of the Grant Shares are insufficient to repay the loan balances pursuant to the preceding sentence, the Company will forgive the outstanding loan balances and the Company will remit an additional payment to you to cover any federal, state and local taxes based on income or wages due on the amount of loan forgiveness, any tax due on income recognized by you from the Grant Shares in the year 2000, and any payments made pursuant to this paragraph at the time the income subject to tax is recognized by you for such tax purposes. In addition the Company will make a supplemental payment to you equal to the difference between Four Million Dollars ($4,000,000) and the proceeds from the assumed sale of the Grant Shares, which supplemental payment shall be grossed up for federal, state and local taxes due. Any supplemental payment due pursuant to the preceding sentence shall be paid in cash or in unrestricted freely tradeable Advanta
Class B stock and will be paid on or before April 15, 2000.   The  tax rates
used in these calculations will be the maximum marginal tax rates that would be applicable to the assumed sale described above and those applicable to the other amounts described in this paragraph subject to tax. If you should cease to be employed by the company prior to January 15, 2000, all of the foregoing provisions shall continue to apply except that the shares sold in the assumed sale on January 15, 2000 shall be prorated based on the number of shares that become vested and the $4,000,000 figure wherever used shall be adjusted to the proportion of vested shares, e.g., if only 50,000 shares become vested hereunder, 50,000 shares shall be assumed sold, and $2,000,000 shall be substituted for $4,000,000 each place in this paragraph it appears. In determining the after tax proceeds of the sale on January 15, 2000 for purposes of this paragraph, the Federal, state and local taxes on any income required to be recognized by you in the year 2000 from the receipt of Grant Shares, shall be included as well as such taxes on the sale itself.

         10. You will join Dennis Alter, Pete Hart and Rich Greenawalt in the "A" compensation category and you shall be eligible to receive an annual bonus (the "AMIP Bonus") under the terms of the Advanta Management Incentive Plan ("AMIP"). It is understood that your target bonus will be at least seventy-five (75%) percent of your Base Salary (set initially at $475,000) and that actual bonus awards will be based upon both your personal performance and the performance of the Company. Currently, AMIP calls for annual





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
payment of any amount up to your initial target bonus to be paid in shares of Class B common stock and any amounts in excess of such initial target bonus (whether such are the result of a bonus in excess of target due to your or the Company's performance, or the result of a higher target bonus due to an increase in your Base Salary) to be paid in cash. Generally, your AMIP Bonus will be determined in February with respect to the previous calendar year and shall be paid in February or March. However, in no event will total annual
compensation, comprised of Base Salary,    supplemental cash  bonus payable
pursuant to paragraph 6 and AMIP award, be less than $1,000,000. Without limiting any other provision of this agreement, it is understood that the AMIP bonus is in addition to the supplemental cash bonus set foth in paragraph 6.

         11. In connection with the delivery of this letter, the Stock Option Committee under the Company's 1992 Stock Option Plan has granted to you, effective upon the signing of this letter, an option to purchase fifty thousand (50,000) shares of Class B common stock (the "Original Options") in accordance with the Advanta Corp. 1992 Stock Option Plan ("ACSOP"). The price of these shares shall be equal to the closing sale price on January 16, 1996. This option grant is subject, however, to stockholder ratification of an increase in the number of options available for grant under ACSOP at the Company's 1996 Annual Meeting. Your right to exercise the Original Options shall, in the ordinary course, vest twenty-five (25%) percent per year on each of the first four (4) anniversaries of the date of this letter. However, your right to exercise the Original Options shall vest immediately and entirely upon the occurrence of any of the events listed in (i) through (iii) in paragraph 8 above. In the event that unvested Grant Shares are forfeited pursuant to the penultimate sentence of paragraph 8 then to the extent that the Original Options have not at that time already vested and been exercised, they shall be forfeited and terminated without payment of any consideration. Upon termination of your employment for other than the circumstances described in the penultimate sentence of paragraph 8 you or your Estate's time to exercise the Original Options shall be two (2) years, commencing as of the date of your departure from the Company, after which two year period the Original Options shall expire, unless in any case a longer period of time to exercise is customarily accorded to senior management executives, in which case you shall also be accorded such longer time to exercise. Shortly after the mutual signing of this letter, we will furnish to you a Stock Option Agreement in the form attached hereto as Exhibit A.

         12. The Company shall also award you additional options in accordance with ACSOP on an annual basis, subject to Board discretion. Generally, these grants are made in February of each year, so we contemplate that additional options may be granted in or around February 1997 recognizing that option grants for all senior executives are ultimately determined by the Stock Option Committee of the Board of Directors. The terms and conditions of such annual option grants shall be the same as the terms and conditions of the annual options granted to other senior executives of the Company.


         13. You shall receive such medical and other benefits (except life insurance





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benefits paid for by the Company which are governed by Paragraph 15)  at the levels Dennis Alter, Pete Hart and Rich Greenawalt enjoy such benefits, including disability insurance coverage and participation in any pension program we may establish. Currently, our disability plan provides for coverage at the rate of sixty (60%) percent of an employee's base salary and target AMIP bonus (subject to a maximum benefit of $25,000 per month, or a base salary and target AMIP bonus maximum of $500,000) until the age of sixty-five (65). We shall furnish to you an automobile and related expenditures consistent with those accorded to other senior management and we shall pay your initiation fee and annual dues to belong to the country club of your choice. We shall also furnish to you certain financial planning services consistent with other senior management, at no cost to you (other than applicable taxes on this benefit). You shall be entitled to annual vacations, which may be taken at any time mutually agreed to by you and us.

         14. Your services shall be performed primarily in the Philadelphia, Pennsylvania metropolitan region, subject to reasonable domestic and overseas travel on our behalf. We will pay or reimburse you for all transportation, hotel and other expenses incurred by you on business trips outside the metropolitan Philadelphia area and for all other ordinary out-of-pocket expenses incurred by you in the context of business on our behalf, on submission of appropriate expenses documentation in accordance with normal Company practice.

         15. During the period of your employment, we shall maintain in effect, at our sole expense (except for taxes on the bonus payments equal to your share of split dollar premiums) one or more insurance policies on your life aggregating One Million Dollars($1,000,000) of life insurance, as to which your designee shall be the beneficiary.

         16. The start date of your actual services in Horsham, Pennsylvania shall be January 16, 1996. Your Base Salary and guaranteed bonus shall be payable and your AMIP Bonus shall accrue as of the date you actually commence services with us in Horsham.

         17. In the event of your death, permanent disability or retirement, we shall pay to you or to the legal representative of your estate (within thirty (30) days after we are notified of the appointment thereof) all Base Salary and any supplemental cash bonus due up to the date of such event, and when such becomes payable, if at all, your AMIP Bonus, pro-rated through the last day of the month of such event, and any amount payable to provide for your total minimum annual cash and incentive compensation shall be prorated through the last day of the month of such event..

         18. While either you or we may terminate your services at any time upon thirty (30) days prior written notice to the other, you and we are entering into this agreement with the hope and expectation that this will be a multi-year partnership. We may, by notice to you, terminate your employment for "proper cause" or without cause. As used herein, "proper cause" shall mean: (a) your willful refusal or failure to perform a material and substantial part of your duties hereunder, it being understood that "proper cause" shall not exist unless and until you have received written notice from us detailing the alleged willful





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refusal or failure, and you have been accorded at least thirty (30) days to cure; or (b) your commission of a felony, or of any act of fraud, misappropriation or criminal conduct involving or relating in any material way to the Company, or of personal dishonesty materially injurious to the Company. If we terminate your employment for "proper cause," you shall be entitled to receive your Base Salary and any supplemental cash bonus payable pursuant to paragraph 6 until the date of termination and your AMIP Bonus, pro-rated through the date of termination, which AMIP Bonus shall be subject to the discretion of the Board, and any amount payable to provide for your total minimum annual cash and incentive compensation shall be prorated through the date of termination..

         If your employment is terminated by us without cause, we agree that, as set forth above, any unvested Grant Shares and Original Options shall immediately and entirely vest. A termination by us for no reason, or for any reason other than "proper cause" shall be deemed a termination without cause. In the event you elect to terminate your employment because of a change of control of the Company, such shall be treated as a termination without cause by us.

         19. Notices to be furnished hereunder shall be in writing, and shall be deemed given when delivered personally, sent by electronic means or mailed by registered or certified mail, return receipt requested, addressed to the addresses set forth above or such other addresses as may be provided hereafter.

         20. This letter agreement sets forth the entire agreement between you and us, and cannot be modified except in a writing signed by both parties. This agreement is made in accordance with the laws of the State of Pennsylvania, applicable to agreements made and to be wholly performed therein.

         We are pleased you are joining Advanta and look forward to a long and mutually beneficial relationship.

                                             Sincerely,

                                             Advanta Corp.


                                             By:     /s/ DENNIS ALTER
                                                -------------------------------
                                                     DENNIS ALTER
                                                     Chairman

                                             By:     /s/ PETE HART
                                                -------------------------------
                                                     PETE HART
                                                     Chief Executive Officer






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

ACCEPTED AND AGREED:

/s/ WILLIAM A. ROSOFF
----------------------------------
WILLIAM A. ROSOFF

                                                                    EXHIBIT A

                                 ADVANTA CORP.

                           NON-QUALIFIED STOCK OPTION


         THIS NON-QUALIFIED STOCK OPTION (the "Option") is granted as of January 16, 1996 by ADVANTA Corp., a Delaware corporation (the "Company"), to William A. Rosoff (the "Optionee"), pursuant to the Company's 1992 Stock Option Plan (the "Plan").

                              W I T N E S S E T H:

                 1. Grant. The Company hereby grants to the Optionee an Option to purchase, subject to the terms and conditions hereinafter set forth, all or any part of an aggregate of Fifty Thousand (50,000) Shares of the Company's Class B Common Stock, par value $0.01 per share (the "Option Shares"), at the purchase price of $34.00 per share (the "Option Price"). This Option is not intended to be an "incentive stock option" within the meaning of
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

                 2. Term. The Option granted hereunder shall expire at 5:00 p.m. (local Philadelphia, Pennsylvania time) on the earliest to occur of the following:

                          (a) January 15, 2006 (the "Expiration Date");

                          (b) The last day of the Optionee's employment or
service with the Company or its Affiliates, where such employment or service is terminated (i) by the Optionee's voluntary resignation to seek or engage in other employment and such resignation has not been solicited by the Company, or
(ii) by the Company for "proper cause" as defined in paragraph 18 of that certain letter agreement (the "Letter Agreement") between the Company and the Optionee dated January 16, 1996; or

                          (c) Expiration of two (2) years from the date the
Optionee's employment or service with the Company or its Affiliates terminates for other than the circumstances described in subparagraph 2(b) above, unless at the time of such termination of service a longer post-termination exercise period is customarily accorded in such circumstances to senior management executives of the Company, in which case such longer post-termination exercise period shall apply.

                 3. Vesting. This Option shall vest over a period of four years, beginning from the date first written above (the "Date of Grant"). This Option may be exercised only to the extent that it has vested. Beginning on the first anniversary of the Date of Grant, 25% of the Option shall vest (i.e., 25% of the Option Shares covered by the Option shall become eligible for purchase). Beginning on each of the second through fourth anniversaries of the Date of Grant, an additional 25% of the Option shall vest, so that on the fourth anniversary of the Date of Grant, this Option shall be 100% vested. Notwithstanding the foregoing, in the event of: (i) a Change in Control of the Company (as defined in Section 8); or (ii) upon Optionee's death, disability, retirement or departure from the Company except for voluntary departure by Optionee as described in subparagraph 2(b)(i) above; or (iii) upon the Company's termination of Optionee's employment for any reason other than "proper cause" as defined in paragraph 18 of the Letter Agreement, then in any such event the Option shall be 100% vested.

                 4. General Rules. To the extent otherwise exercisable, this Option may be exercised in whole or in part except that this Option may in no event be exercised (a) with respect to fractional shares or (b) after the expiration of the Option term set forth under paragraph 2 hereof.

                 5. Transfers. The Option is not transferable by the Optionee otherwise than by will or pursuant to the laws of descent and distribution in the event of the Optionee's death, in which event the Option may be exercised by the heirs or legal representatives of the Optionee. The Option may be exercised during the lifetime of the Optionee only by the Optionee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Notwithstanding the foregoing, the Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

                 6.  Method of Exercise and Payment.

                          (a) When exercisable under Paragraphs 2, 3 and 4, the
Option may be exercised by written notice, pursuant to Paragraph 9, to the Company's Secretary specifying the number of Option Shares to be purchased and, unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the "Act"), containing the Optionee's acknowledgment, in form and substance satisfactory to the Company, that (i) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Optionee has been advised and understands that (A) the Option Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (iii) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and

(iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of the Option Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Option Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Subsection 6(a) has occurred.

                          (b) The notice shall be accompanied by payment of the
aggregate Option Price of the Option Shares being purchased (i) in cash, (ii) by certified or cashier's check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve. Such exercise shall be effective upon the actual receipt by the Company's Secretary of such written notice and payment.

                          (c) The Company shall have the right to require the
Optionee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Option Shares. The Company's obligation to make any delivery or transfer of Option Shares shall be conditioned on the Optionee's compliance with any withholding requirement to the Company's satisfaction.

                 7. Adjustments Upon Changes in Common Stock. In the event that, prior to the delivery by the Company of all of the Option Shares in respect of which the Option is granted, there shall be a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment affecting the Common Stock which is effected without receipt of consideration by the Company, the Committee designated under the Plan shall make appropriate adjustments with respect to the aggregate number of shares and class or classes of shares issuable upon exercise of the Option in lieu of the remaining number of Option Shares and with respect to the Option Price hereunder. The Committee shall have the authority to determine the adjustments to be made pursuant to this Section, and any such determination by the Committee shall be final, binding and conclusive.

                 8. Definition of "Change of Control". A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or
(ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its Board of Directors, if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the

Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty five percent (25%) of the outstanding shares of the Company's Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

                 9. Administration. This Option has been granted pursuant to the Company's 1992 Stock Option Plan, and is subject to the terms and provisions thereof, as well as to the ratification by the Company's stockholders of an increase in the number of options available for grant thereunder at the Company's 1996 Annual Meeting. Capitalized terms herein which are not otherwise defined have the meaning specified in the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Committee designated under the Plan, and such determination shall be final, binding and conclusive.

                 10. Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at its principal operating office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given only when actually received by the Company.

                 11. Continued Service. Nothing herein contained shall affect the right of the Company to terminate the Optionee's employment or the Optionee's services, responsibilities, duties, or authority to represent the Company as a member of its Board of Directors, or to discontinue the Optionee's services to the Company in any capacity at any time for any reason whatsoever.

                 IN WITNESS WHEREOF, the Company has granted this Option as of the day and year first above written.


                                     ADVANTA CORP.


                                      By      /s/ DENNIS ALTER
                                        -----------------------------------
                                              Dennis Alter, Chairman


                                      Attest  /s/ GENE S. SCHNEYER
                                            --------------------------------
                                              Gene S. Schneyer, Secretary